Exhibit 10.1

35 Wilbur Street Associates, LLC
19 Wilbur Street
Lynbrook, NY 11563

August 14, 2018

Mr. Thomas Wegman
Advance Biofactures Corp.
35 Wilbur Street
Lynbrook, NY 11563

Re:	Lease dated November 21, 2013 between 35 Wilbur Street Assoc., LLC and Advance Biofactures Corp., premises; 35 Wilbur Street, Lynbrook, NY 11563.

Dear Mr. Wegman:

It is our understanding that you would like to renew the lease.  The current lease expires on November 30, 2018. We propose that the current terms of the lease remain in effect except where the following is concerned:

1)	The lease will be renewed for 1 (one) year at the rate of $137,994 annually. $11,499.50/ month.
—	This will be less 14.89% of the utilities.

A current copy of the certificate of liability insurance is required.

Sincerely yours,

Valorie Mancuso
Controller

Thomas Wegman, President	Richard Arote Jr.
Advanaced Biofactures Corp.	35 Wilbur Street Assoc. LLC

/S/ Thomas Wegman	/S/Richard Arote Jr.